   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1995
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/X/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                GENENTECH, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                GENENTECH, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Common Stock, $.02 par value
- --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        61,868,803
- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

1/50th of 1% of the sum of (A) the product of (x) $48.1875 (average of the high and low sales price of the Redeemable Common Stock on the New York
          Stock Exchange on May 26, 1995 as reported in published financial sources) multiplied by (y) 57,198,521 (the number of outstanding shares of Redeemable Common Stock on May 26, 1995 (assuming the exercise of all warrants and stock options, whether or not currently exercisable)) and (B) the product of (x) $47.1875 (the average of the high and low sales price of the Common Stock into which the Redeemable Common Stock was converted automatically after June 30, 1995 on the
          New York Stock Exchange on August 31, 1995) multiplied by (y)
          4,670,282 (the incremental number of outstanding shares for which a fee was not paid in connection with the initial filing of this
          Schedule 14A, which number assumes the exercise of all warrants and stock options, whether or not currently exercisable).
- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $2,976,632,664
- --------------------------------------------------------------------------------

     (5)  Total fee paid:

        $595,327
- --------------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        $551,251*     $75,993**
- --------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          *Schedule 14A filed June 2, 1995     **Form S-4, No. 33-59949, Filed
          September 8, 1995
- --------------------------------------------------------------------------------

     (3)  Filing Party:

        Genentech, Inc.
- --------------------------------------------------------------------------------

     (4)  Date Filed:

        See (2) above.
- --------------------------------------------------------------------------------

CAPTION FOR COVER:

On May 1, 1995, Genentech announced that it agreed with Roche, subject to approval by non-Roche stockholders, to extend the two companies' governance arrangement for four years. The proposed new agreement will allow Genentech to continue its focus on bringing important new therapeutics to market.


August 29, 1995

Dear Stockholders:

Three significant developments occurred during or shortly after the second quarter of 1995. As Chairman of the Board of Directors, I will update you on those developments in this report.

     The first development is an agreement, subject to the approval of non-Roche stockholders, announced May 1 with Roche Holding Inc. It effectively extends for four years Roche's option to purchase the outstanding redeemable common stock of Genentech at a predetermined price that escalates quarterly up to $82.00 per share in the quarter ending June 30, 1999. This agreement also stipulates that if Roche does not consummate the purchase as of June 30, 1999, Genentech stockholders will have an option to "put" (cause the purchase of) some or all of their shares at the stockholder's discretion at $60.00 per share within a 30-day period commencing July 1, 1999. The agreement also provides that Roche may increase its Genentech ownership up to 79.9 percent through purchases on the open market. Roche will receive an option to market various Genentech products outside the United States in exchange for significant development funding and royalties to Genentech.

     The second development is an agreement in principle to settle stockholder lawsuits that were filed regarding the proposed Roche extension. Announced July 10, 1995, the settlement agreement was reached in return for changes to the terms of the proposed transaction between Genentech and Roche, including an increase in the call prices of the proposed agreement by 50 cents per share. The new redemption price begins at $63.00 per share in the fourth quarter of 1995 and increases quarterly to a final redemption price of $82.50 in the quarter ending June 30, 1999. The put price remains at $60.00.

     The increase in call prices and the overall settlement are subject to approval of the Delaware Chancery Court and the proposed transaction must be approved by a majority of non-Roche stockholders by October 31, 1995. After reviewing the new terms of the proposed merger transaction, the non-Roche directors unanimously concluded that the transaction with Roche is fair and in the best interest of Genentech stockholders and should continue to be recommended for Genentech stockholder approval.

     The third development is the Board's appointment of Arthur D. Levinson, Ph.D., to the position of president and chief executive officer and his election to the Board. The Board made the appointment on July 7, 1995 after requesting and accepting the resignation of G. Kirk Raab the same day.

     As a member of Genentech's team for 15 years, most recently as senior vice president and a member of the operations committee, Dr. Levinson not only knows Genentech's culture, he is a significant driving force of it. Under his leadership, Genentech's product pipeline has become one of the richest in the biotechnology industry. With this promotion, he moves from providing leadership and management to more than 700 of the industry's most productive scientists to take the helm of the entire organization. The entire Board shares my confidence in Art's leadership, and he has the enthusiastic support of Genentech's people. With the full power of Genentech's strong management team behind Art, I believe the company will fully capitalize on the promise of its pipeline. I am as excited as I have ever been about Genentech's future and the company's ability to solve significant medical problems while building a profitable, fast-growing organization of which we can all be proud.

ROBERT A. SWANSON

CHAIRMAN OF THE BOARD

August 29, 1995

Dear Stockholders:

I take on the leadership of Genentech with the fundamentals of a strong business already in place, as the results of the second quarter of 1995 demonstrate. During the quarter, earnings increased 11 percent to $37.2 million, or 31 cents per share, from $33.4 million, or 28 cents per share in the second quarter of 1994. The recent quarter's earnings reflect a special charge of $8.0 million -- which, after taxes, equals 5 cents per share -- in connection with expenses related to our proposed merger transaction with Roche. Revenues increased 20 percent to $233.0 million, from $194.9 million in the same quarter of 1994. This increase results primarily from continued growth in sales of Pulmozyme(R) (dornase alfa) as well as increased royalty revenues.

     Sales of Activase(R) (Alteplase, recombinant) t-PA increased to $74.1 million from $73.5 million in the second quarter of 1994. During the quarter, the Food and Drug Administration cleared for marketing the accelerated infusion of Activase for the management of heart attacks. This clearance allowed revised product labeling that incorporates data from the worldwide GUSTO trial, which showed the new regimen was superior compared to another clot-dissolving agent in that significantly fewer patients died. Since the new labeling was approved, the product's market share has climbed from 70 to 75 percent.

     Sales of Genentech's growth hormone products Protropin(R) (somotrem for injection) and Nutropin(R) (somotropin [rDNA origin] for injection) decreased to $55.9 million from $59.5 million in the second quarter of 1994. This decrease results from the impact of pricing programs for distribution channels and the managed care sector.

     Recently, three companies received FDA approval of their growth hormone products. As a result of our assertion of certain of our patents, a court has temporarily prohibited two of these products from entering the market; future court decisions will determine whether these competitive products will be permanently enjoined from the market.

     Pulmozyme sales worldwide increased 62 percent to $30.3 million from $18.7 million in the second quarter of 1994, reflecting regulatory approval of the product in additional European countries and continuing acceptance of the product by cystic fibrosis patients and their physicians.

     We or our R&D collaborators have recently reached three clinical milestones: One represents important progress for a promising cancer therapy; two demonstrate the inherent risk of pharmaceutical development:

- - IDEC Pharmaceuticals began a pivotal Phase III trial of IDEC-C2B8 in patients with certain non-Hodgkins B-cell lymphomas. IDEC and Genentech are collaborating to develop treatments for non-Hodgkin's B-cell lymphomas and other indications for IDEC-C2B8.

- - We have stopped enrollment in our Phase III trial investigating Pulmozyme for chronic obstructive pulmonary disease based on a recommendation of the trial's independent Data and Safety Monitoring Board following an interim analysis that showed a lack of benefit. These findings do not change treatment recommendations for patients with cystic fibrosis, for which Pulmozyme has a proven record of safety and efficacy.

- - Scios Nova announced that a preliminary analysis of its Phase III clinical study of Auriculin(R) (anaritide) for the treatment of acute renal (kidney) failure (ARF) revealed that although Auriculin reduced the need for dialysis in a prospectively defined subgroup, it did not in the broad patient population, nor did it reduce mortality. We are collaborating with Scios Nova to develop pharmaceuticals for the treatment of ARF and to determine the next appropriate steps for Auriculin.

     Despite these reminders that not all potential products can make it to market, Genentech's future remains bright. Our key marketed products are strong and our pipeline holds many important opportunities. I believe the proposed new agreement with Roche provides Genentech the opportunity for increasing stockholder value while maintaining the company's culture and autonomous operations. As we focus on our promising future, I'm excited to have the opportunity to guide Genentech in achieving its tremendous potential.

ARTHUR D. LEVINSON, Ph.D.

President and Chief Executive Officer

SELECTED FINANCIAL INFORMATION
(thousands, expect per share amounts)
(unaudited)
                                          THREE MONTHS ENDED JUNE 30           SIX MONTH ENDED JUNE 30
                                               1995             1994             1995             1994
Revenues
   Product sales                      $     161,236    $     152,574    $     323,303    $     300,372
   Royalties                                 49,424           26,099           96,573           59,778
   Contract and other                         7,861            6,842           24,083           14,369
   Interest                                  14,532            9,407           28,061           19,273
      Total revenues                        233,053          194,922          472,020          393,792

Costs and expenses
   Cost of sales                             24,312           24,565           51,062           46,696
   Research & development                    87,167           73,008          182,126          147,384
   Marketing, general &
      administrative                         67,814           60,817          132,137          120,928
   Special charge (merger related)            8,000                _            8,000                _
   Interest                                   2,039            1,754            3,910            3,532
      Total costs and expenses              189,332          160,144          377,235          318,540

Income before taxes                          43,721           34,778           94,785           75,252
Income tax provision                          6,558            1,391           14,218            3,010
   Net income                         $      37,163    $      33,387    $      80,567    $      72,242
   Net income per share               $         .31    $         .28    $         .67    $         .61
Weighted average number
   of shares used in computing
   per share amounts                        120,899          119,041          120,696          118,924



                                                                              June 30          Dec. 31
                                                                                 1995             1994

Current assets                                                          $   1,077,571    $     997,116
Marketable securities, long-term                                              241,228          201,726
Property, plant and equipment, net                                            483,731          485,293
Other assets                                                                   88,299           60,989
      Total assets                                                      $   1,890,829    $   1,745,124


Current liabilities                                                          $228,435    $     220,499
Long-term debt                                                                175,503          150,358
Other long-term liabilities                                                    22,708           25,483
Stockholders' equity                                                        1,464,183        1,348,784
      Total liabilities and stockholder's equity                        $   1,890,829    $   1,745,124

BACK PANEL COPY:

Corporate Headquarters:

Genentech, Inc.
460 Point San Bruno Boulevard
South San Francisco, California 94080-4990
(415) 225-1000


Activase, Nutropin, Protropin and Pulmozyme are registered trademarks of Genentech, Inc.
Auriculin is a registered trademark of Scios Nova Inc.



FRONT COVER COPY:

  "The proposed new agreement
                 provides Genentech the
          opportunity  for increasing
 stockholder value while maintaining
      the company's culture
                and autonomous operations."


ARTHUR D. LEVINSON, Ph.D.
President and Chief Executive Officer





VISION STATEMENT:

Our vision is to be the world's leading biotechnology company using human genetic information to discover, develop, manufacture and market pharmaceuticals that address significant unmet medical needs. We commit ourselves to the highest standards of behavior in contributing to the best interests of patients and the medical profession, and we endeavor to make our products available to all patients who need them, regardless of their ability to pay.